Exhibit 99.1

Adamas Reports Second Quarter 2018 Financial Results
- GOCOVRI™ (amantadine) extended release capsules product sales reached $7.6 million for the second quarter -

EMERYVILLE, Calif., August 2, 2018 – Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) today reported financial results and pipeline updates for the second quarter ended June 30, 2018.
“We continue to be pleased with the progress of the GOCOVRI launch in its second quarter of commercialization. It is still early days and our focus remains on educating physicians on the unique profile of GOCOVRI and raising awareness of dyskinesia among people with Parkinson’s disease,” stated Gregory T. Went, Ph.D., Chairman and Chief Executive Officer of Adamas Pharmaceuticals, Inc. “In addition, we’re excited about early physician and patient interest in our INROADS trial, the Phase 3 controlled study of ADS-5102 in multiple sclerosis patients with walking impairment, and we recently enrolled the first patient in our INROADS3 trial, the open-label extension study.”
Recent Highlights

•
Fulfilled approximately 3,430 paid prescriptions of GOCOVRI, the first and only medicine approved by the U.S. Food and Drug Administration (FDA) indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, in the second quarter of 2018

•	Received GOCOVRI prescriptions from approximately 970 distinct prescribers through June 30, 2018

•	Enrolled the first patient in INROADS3, the Phase 3 open-label INvestigational Research Study Of ADS-5102 (amantadine) extended release capsules in multiple sclerosis (MS) walking impairment

•	Continued to enroll patients in INROADS, the Phase 3 placebo-controlled trial of ADS-5102 in MS walking impairment

•	Presented new GOCOVRI data analysis of Phase 3 controlled data demonstrating that GOCOVRI reduces transitions between Parkinson’s disease diary states throughout the day

•
Continued to advance the ADS-4101 (lacosamide) program for the treatment of partial onset seizures in patients with epilepsy by establishing manufacturing capabilities to enable further clinical development

•	Launched “Dyskinesia is a Jerk™,” a disease education campaign to raise awareness for Parkinson’s disease dyskinesia

Financial Results
Adamas reported GOCOVRI net product sales of $7.6 million for the three months ended June 30, 2018. GOCOVRI net product sales were $10.1 million for the six months ended June 30, 2018. The full commercial launch of GOCOVRI occurred on January 8, 2018, so there were no similar product sales in 2017. The company recognizes revenue using the sell-in method, typically when products are delivered to the specialty pharmacy.

Research and development (R&D) expenses for the second quarter ended June 30, 2018, were $9.8 million, including $0.7 million in stock-based compensation expense, compared to $7.2 million for the second quarter ended June 30, 2017, which included $0.9 million in stock-based compensation expense. R&D expenses for the six months ended June 30, 2018 were $17.0 million, including $1.5 million in stock-based compensation expense, compared to $14.3 million for the six months ended June 30, 2017, which included $1.7 million in stock-based compensation expense.
Selling, general and administrative (SG&A) expenses for the second quarter ended June 30, 2018, were $27.7 million, including $3.4 million in stock-based compensation expense, compared to $13.1 million for the same quarter in the prior year, which included $2.9 million in stock-based compensation expense. SG&A expenses for the six months ended June 30, 2018, were $54.1 million, including $6.4 million in stock-based compensation expense, compared to $22.3 million for the six months ended June 30, 2017, which included $4.9 million in stock-based compensation expense.
Adamas reported a net loss of $34.0 million, or $1.26 per share, basic and diluted, for the second quarter of 2018, compared to a net loss of $20.7 million, or $0.93 per share, basic and diluted, for the second quarter of 2017. Net loss for the six months ended June 30, 2018, was $69.0 million, or $2.61 per share, basic and diluted, compared with a net loss for the same period in 2017 of $36.8 million, or $1.65 per share, basic and diluted.

Cash Position
Adamas ended the quarter with $256.3 million of cash, cash equivalents, and available-for-sale securities, compared to $176.4 million at December 31, 2017.
Investor Conference Call and Webcast
Adamas will host a conference call and webcast today, August 2, 2018, at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing 844-215-3280 for participants in the U.S. or Canada and 484-747-6383 for international callers. The webcast can be accessed live via the investor section of the Adamas website at http://ir.adamaspharma.com/events-presentations and will be available for replay until November 2, 2018.
About GOCOVRI
GOCOVRI (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. GOCOVRI is a high-dose 274 mg amantadine (340 mg amantadine hydrochloride) taken once-daily at bedtime, which delivers high levels of amantadine upon waking and throughout the day. Data from two pivotal, placebo-controlled clinical studies in approximately 200 patients demonstrated statistically significant reduction in dyskinesia, as well as a secondary benefit in OFF time in patients dosed with GOCOVRI. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, fall and orthostatic hypotension. For more information about GOCOVRI, including complete safety information, please see the U.S. Prescribing Information at www.gocovri.com.
About ADS-5102
ADS-5102 is a high-dose amantadine taken once-daily at bedtime, which delivers consistently high levels of amantadine upon waking and throughout the day. ADS-5102 was previously approved by the U.S. Food and Drug Administration (FDA) under the trade name GOCOVRI™ (amantadine) extended release capsules for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. Adamas is currently evaluating ADS-5102 for the treatment of multiple sclerosis patients with walking impairment. GOCOVRI is not FDA-approved for the treatment of walking impairment in multiple sclerosis patients.
About ADS-4101
ADS-4101 is an investigational drug in development for the treatment of partial onset seizures in patients with epilepsy. Derived from Adamas’ validated time-dependent biology approach to drug development, ADS-4101 is a potential high-dose, once-daily at bedtime lacosamide therapy, with a drug profile that provides high concentrations of lacosamide during the day to match the time when seizures occur most often. Lacosamide is an anti-epilepsy active ingredient previously approved by the FDA and currently marketed as VIMPAT® (lacosamide).
About Adamas Pharmaceuticals, Inc.
Adamas’ goal is to create and commercialize a new generation of medicines intended to lessen the burden of chronic neurologic diseases on patients, caregivers and society using its deep understanding of time-dependent biology. The company is focused on the commercial launch of GOCOVRI™ (amantadine) extended release capsules (previously ADS-5102), the first and only FDA-approved medicine for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications, and delivering on its pipeline of differentiated investigational programs. Those programs include: ADS-5102 in development for the treatment of multiple sclerosis walking impairment; and ADS-4101, a high-dose, modified release lacosamide in development for the treatment of partial onset seizures in patients with epilepsy. For more information about Adamas and its unique approach to developing medicines based on time-dependent biology, please visit www.adamaspharma.com.
Forward-looking Statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding the commercial acceptance of GOCOVRI, the potential clinical benefits of GOCOVRI or about Adamas’ ongoing or planned clinical development programs, including ADS-5102 and ADS-4101 because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to

Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2018, particularly under the caption “Risk Factors.” Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release.
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Contact:
Investors:
Ashleigh Barreto
Director, Corporate Communications & Investor Relations
Adamas Pharmaceuticals, Inc.
510-450-3567
ir@adamaspharma.com

Media:
Terri Clevenger
Continuum Health Communications
203-227-0209
tclevenger@continuumhealthcom.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Product sales	$7,565	$—	$10,118	$—
License and grant revenue	—	2	—	2
Total revenues	7,565	2	10,118	2
Costs and operating expenses:
Cost of product sales	73	—	98	—
Research and development	9,806	7,176	16,994	14,264
Selling, general and administrative, net	27,699	13,115	54,062	22,259
Total costs and operating expenses	37,578	20,291	71,154	36,523
Loss from operations	(30,013)	(20,289)	(61,036)	(36,521)
Interest and other income, net	1,132	222	2,010	426
Interest expense	(5,112)	(729)	(9,938)	(729)
Loss before income taxes	(33,993)	(20,796)	(68,964)	(36,824)
Benefit for income taxes	—	(51)	—	(51)
Net loss	$(33,993)	$(20,745)	$(68,964)	$(36,773)
Net loss per share, basic and diluted	$(1.26)	$(0.93)	$(2.61)	$(1.65)
Weighted average shares used in computing net loss per share, basic and diluted	27,040	22,392	26,454	22,300

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	June 30, 2018	December 31, 2017
Cash, cash equivalents, and available-for-sale securities	$256,277	$176,433
Total assets	276,246	186,176
Total current liabilities	21,682	16,607
Long-term debt	111,283	102,647
Total liabilities	133,686	120,050
Total stockholders’ equity	142,560	66,126